As filed with the Securities and Exchange Commission on October 7, 2021
 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________________
 FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________

MITEK SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-0418827
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

600 B Street, Suite 100
San Diego, California 92101
(Address, including zip code, of Principal Executive Offices)
___________________________

Restricted Stock Unit Award Agreement
(for a Stand Alone Inducement Award to Frank Teruel)
 (Full titles of the plan)
___________________________

Jason L. Gray
Chief Legal Officer
Mitek Systems, Inc.
600 B Street, Suite 100
San Diego, California 92101
(619) 269-6800
(Name, address and telephone number, including area code, of agent for service)
___________________________

Copy to:
Elizabeth A. Razzano, Esq.
Paul Hastings LLP
4747 Executive Drive, 12th Floor
San Diego, California 92121

    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	65,971(2)	$18.99(3)	$1,252,789.29(3)	$116.13
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (“Registration Statement”) also covers any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Mitek Systems, Inc., a Delaware corporation (the “Company” or the “Registrant”), that may be offered or issued under the inducement award agreement to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)Represents 65,971 shares of Common Stock issuable upon the vesting of a restricted stock unit award granted as an employment inducement award to Frank Teruel, the Company’s Chief Financial Officer, pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.
(3)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based upon $18.99, the average of the high and low prices of the Registrant’s Common Stock on October 1, 2021 as reported on the NASDAQ Capital Market.

INTRODUCTORY NOTES

This registration statement registers an aggregate of 65,971 shares of Common Stock that may be issued and sold upon the vesting of a restricted stock unit award granted by the Company as employment inducement awards to Frank Teruel, the Company’s Chief Financial Officer (the “Teruel Award”), pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. This award has been made pursuant to, and is subject to the terms and conditions of that certain Restricted Stock Unit Award Agreement, dated as of July 19, 2021, between the Company and Mr. Teruel, which is attached as an exhibit hereto. The Teruel Award will vest in four equal annual installments, with 25% of such award vesting on the one-year anniversary of the grant date and the remaining 75% vesting in equal installments on each subsequent anniversary of the grant date.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.      PLAN INFORMATION.
Not required to be filed with this Registration Statement.*

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
Not required to be filed with this Registration Statement.*

* The documents containing the information specified in this Part I related to the Teruel Award will be sent or given to Mr. Teruel as specified by Rule 428(b)(1) under the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.        Incorporation of Documents by Reference.
    The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:
(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the U.S. Securities and Exchange Commission on December 7, 2020, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A (the “Form 10-K”), filed with the SEC on December 11, 2020;
(b)    The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2020, filed with the Commission on February 1, 2021.
(c)     The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2021, filed with the Commission on May 6, 2021.
(d)    The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2021, filed with the Commission on August 5, 2021.
(e)          The Registrant’s Current Reports on Form 8-K, filed with the Commission on November 5, 2020 (other than with respect to Item 2.02 and Exhibit 99.1); December 3, 2020; January 25, 2021; February 5, 2021; March 5, 2021; June 1, 2021; June 9, 2021; June 16, 2021; and July 1, 2021; and
(f)    The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 12, 2011, including any subsequent amendment or report filed for the purpose of amending such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such reports and other documents, except as to any portion of any such report or other document furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed report or other document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.
You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge
(excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Chief Legal Officer
Mitek Systems, Inc.
600 B Street, Suite 100
San Diego, California 92101
(619) 269-6800
Item 4.        Description of Securities.
    Not applicable.
Item 5.        Interests of Named Experts and Counsel.
    Not applicable.
Item 6.        Indemnification of Directors and Officers.
    The Registrant’s restated certificate of incorporation, as amended, eliminates the personal liability of the directors of the Registrant for monetary damages for breach of fiduciary duties as a director of the Registrant to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law (the “DGCL”). Paragraph (7) of subsection (b) of Section 102 of the DGCL does not permit the elimination or limitation of the liability of any director for (i) any breach of the directors’ duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful dividends or distributions or (iv) any transaction from which the director derived an improper personal benefit.
    The Registrant’s second amended and restated bylaws permit the Registrant to indemnify its directors, officers, employees and agents to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL provides that a director, officer, employee or agent of the Registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in connection with such proceeding if actually and reasonably incurred in connection therewith.
    If such a proceeding is brought by or on behalf of the Registrant (i.e., a derivative suit), such person may be indemnified against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the

Registrant. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
    The Registrant may advance all expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Registrant in defending a proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified by the Registrant.
    The indemnification rights and advancement of expenses provided in Section 145 of the DGCL are not exclusive of additional rights to indemnification for breach of fiduciary duties to the Registrant and its stockholders or advancement of expenses to the extent any such additional rights are authorized in the Registrant’s restated certificate of incorporation, and are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
    The Registrant has entered into a separate Indemnification Agreement (the “Indemnification Agreement”) with each of its directors and executive officers (each, an “Indemnitee”). Under the Indemnification Agreement, each Indemnitee is entitled to be indemnified against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such Indemnitee in connection with any claims, proceedings or other actions brought against such Indemnitee as a result of the Indemnitee’s service to the Registrant, provided that the Indemnitee (i) acted in good faith; (ii) reasonably believed the action was in the Registrant’s best interest; and (iii) in criminal proceedings, reasonably believed his or her conduct was not unlawful. Additionally, the Indemnification Agreement entitles the Indemnitee to contribution of expenses from the Registrant in any proceeding in which the Registrant is jointly liable with such Indemnitee, but for which indemnification is not otherwise available.
    The Indemnification Agreement also entitles each Indemnitee to advancement of expenses incurred by an Indemnitee in connection with any claim, proceeding or other action in advance of the final adjudication of any such claim, proceeding or other action, provided that the Indemnitee agrees to reimburse the Registrant for all such advances if it shall ultimately be determined that the Indemnitee is not entitled to indemnification.
Item 7.        Exemption From Registration Claimed.
     Not applicable.
Item 8.        Exhibits.
    The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.	Exhibit Description
4.1	Restated Certificate of Incorporation of Mitek Systems, Inc., as amended (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on December 5, 2014).

4.2	Second Amended and Restated Bylaws of Mitek Systems, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on November 10, 2014).

4.3	Certificate of Designation of Series B Junior Participating Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on October 23, 2018.

4.4*	Restricted Stock Unit Award Agreement, dated as of July 19, 2021, between Frank Teruel and Mitek Systems, Inc.

5.1*	Opinion of Paul Hastings LLP.

23.1*	Consent of Paul Hastings LLP (contained in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.

24.1*	Power of Attorney (contained on the signature page of this Registration Statement).

*    Filed herewith.

Item 9.        Undertakings.
 (a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 7th day of October, 2021.

    MITEK SYSTEMS, INC.
By: /s/ Scipio M. Carnecchia
Scipio M. Carnecchia
Chief Executive Officer
(Principal Executive Officer)
POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Scipio M. Carnecchia and Jason L. Gray as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scipio M. Carnecchia	Chief Executive Officer, Director	October 7, 2021
Scipio M. Carnecchia	(Principal Executive Officer)
/s/ Frank Teruel	Chief Financial Officer	October 7, 2021
Frank Teruel	(Principal Financial Officer)
/s/ Bruce E. Hansen	Chairman of the Board, Director	October 7, 2021
Bruce E. Hansen
/s/ William K. Aulet	Director	October 7, 2021
William K. Aulet
/s/ James C. Hale	Director	October 7, 2021
James C. Hale
/s/ Alex W. Hart	Director	October 7, 2021
Alex W. Hart
/s/ Susan Repo	Director	October 7, 2021
Susan Repo
/s/ Kimberly S. Stevenson	Director	October 7, 2021
Kimberly S. Stevenson
/s/ Donna Wells	Director	October 7, 2021
Donna Wells

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Restated Certificate of Incorporation of Mitek Systems, Inc., as amended (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on December 5, 2014).

4.2	Second Amended and Restated Bylaws of Mitek Systems, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on November 10, 2014).

4.3	Certificate of Designation of Series B Junior Participating Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on October 23, 2018.

4.4*	Restricted Stock Unit Award Agreement, dated as of July 19, 2021, between Frank Teruel and Mitek Systems, Inc.

5.1*	Opinion of Paul Hastings LLP.

23.1*	Consent of Paul Hastings LLP (contained in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.

24.1*	Power of Attorney (contained on the signature page of this Registration Statement).

*    Filed herewith.